AMENDED AND RESTATED CLASS C DISTRIBUTION PLAN

I.          Investment Company: TEMPLETON INCOME TRUST

II.        Fund:   TEMPLETON EMERGING MARKETS BOND FUND - CLASS C

III.       Maximum Per Annum Rule 12b-1 Fees for Class C Shares

            (as a percentage of average daily net assets of the class)

            A.        Distribution Fee:         0.50%

            B.        Service Fee:                0.15%

Preamble to Amended and Restated Class C Distribution Plan

The following Amended and Restated Distribution Plan (the “Amended Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) by the Investment Company named above (“Investment Company”) for the Class C shares (the “Class”) of the Fund named above (“Fund”), which amends and restates the prior Distribution Plan (which, together with the Amended Plan are referred to as the “Plan”) which took effect on the date Class C shares were first offered (the “Effective Date of the Plan”).  The Plan has been approved by a majority of the Board of Trustees of the Investment Company (the “Board”), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan (the “independent Board members”), cast in person at a meeting called for the purpose of voting on such Plan.

In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Investment Company and the Fund’s investment manager (the “Manager”) and the terms of the Distribution Agreement between the Investment Company and Franklin Distributors, LLC (“Distributors”).  The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive.  The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

Amended and Restated Distribution Plan

1.         (a)        The Fund shall pay to Distributors a monthly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

(b)        In addition to the amounts described in (a) above, the Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Fund's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the independent Board members.

2.         (a)        Distributors shall use the monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class.  Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including distribution fees paid to securities dealers or their firms or others who have executed agreements with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Trustees, including the independent Trustees.  In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of Class shares.

(b)        The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class.  Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

3.         In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, the Manager, Distributors or other parties on behalf of the Fund, the Manager or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2341 of the Rules of the Financial Industry Regulatory Authority, Inc.

4.         Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5.         The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the independent Board members, cast in person at a meeting called for the purpose of voting on the Plan.

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6.         The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the independent Board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Management Agreement between the Fund and the Manager.

7.         The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the Fund's outstanding voting securities.

8.         All material amendments to the Plan, or any agreements entered into pursuant to this Plan shall be approved by the independent Board members cast in person at a meeting called for the purpose of voting on any such amendment.

9.         So long as the Plan is in effect, the selection and nomination of the Fund's independent Board members shall be committed to the discretion of such independent Board members.

10.       Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company and Distributors as evidenced by their execution hereof.

TEMPLETON INCOME TRUST, on behalf of

TEMPLETON EMERGING MARKETS BOND FUND

By:       /s/LORI A. WEBER

     Name:   Lori A. Weber

     Title:     Vice President and Secretary

FRANKLIN DISTRIBUTORS, LLC

By:    /s/JEFFREY S. MASOM

     Name:   Jeffrey S. Masom

     Title:     President

Dated:  December 6, 2012, as revised January 1, 2020, May 13, 2020 and July 7, 2021

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